Exhibit 10.14

CDRT Holding Corporation
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, NY 10152

May 25, 2011

CONFIDENTIAL

Mark Bruning
725 Forest View Way
Monument, CO 80132

Dear Mark:

Effective with respect to the period beginning on the closing date of the Merger (as defined in the Rollover Agreement, dated as of May 25, 2011, to which you and CDRT Holding Corporation are parties), your base salary will increase to $515,000 per year and your automobile allowance will increase to $1,200 per month.  All other terms and conditions of your employment agreement dated May 4, 2009, as amended on March 16, 2010, will remain the same.

Sincerely,

/s/William Sanger
William A. Sanger
Chief Executive Officer

Accepted and agreed:

/s/Mark Bruning
Mark Bruning